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                              EXHIBIT 1.5









                        ENERGY SEARCH, INCORPORATED


                                   and


                 AMERICAN STOCK TRANSFER & TRUST COMPANY


                            AMENDMENT NUMBER 1
                         TO THE WARRANT AGREEMENT


                       DATED AS OF DECEMBER 28, 1998


























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            AMENDMENT NUMBER 1 TO THE WARRANT AGREEMENT

     This AMENDMENT NUMBER 1 (the "Amendment") amends the Warrant Agreement (the "Agreement") dated January 24, 1997 between Energy Services,
Incorporated (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agent"). Capitalized terms used herein and not otherwise defined shall have their respective meanings ascribed to them in the Agreement.

     The Company has advised the Warrant Agent that it proposes to file a Post-Effective Amendment No. 1 to the Registration Statement during the month of December of 1998, or shortly thereafter. The effective date of that Registration Statement is not presently known. The parties agree to amend the Agreement as follows:

1.    SECTION 8(A).  Pursuant to Section 18 of the Agreement
("Supplements and Amendments"), the Company and the Warrant Agent agree to amend the Agreement by adding a new Section 8(A)(1) to Section 8(A) as follows:

     8.   WARRANT PRICE; ADJUSTMENTS.
          A.
          (1) The price at which Common Stock shall be purchasable upon exercise of Warrants for a period of 90 consecutive days commencing 3 days after the effective date of the Post-Effective Amendment No. 1 to the Registration Statement as filed with the Securities and Exchange Commission shall be $5.00 per share of Common Stock, or, if such exercise price is adjusted as provided in this Section 8, the exercise price shall be such price as so adjusted, provided such adjusted price is less than $5.00 per share. Commencing after the conclusion of the 90 day period referred to above, and continuing through the date which is one year from the effective date of the Post-Effective Amendment No. 1 to the Registration Statement, the exercise price for the Warrants shall be $6.00 per share of Common Stock, or, if such exercise price is adjusted as provided in this Section 8, the exercise price shall be as so adjusted, provided such adjusted price is less than $6.00 per share. Thereafter, the price per share of Common Stock shall be $9.60 per share of Common Stock, subject to adjustment as provided in this Section 8.

2. OTHER TERMS. Except as amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.






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3.     COUNTERPARTS.  This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all such counterparts taken together shall constitute but one and the same Amendment.

     This Amendment to the Agreement is signed as of December 28, 1998.


IN WITNESS WHEREOF, Energy Search, Incorporated has caused to be printed herein the facsimile signature of its President as of the date written above.


                    ENERGY SEARCH, INCORPORATED



                    By:____________________________________
                         Richard S. Cooper, President



                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                    As Warrant Agent


                    By:_____________________________________
                         Authorized Signature


















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